                      SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(a)
               OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

            AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
          (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-
    6(i)(1) and 0-11.

 1) Title of each class of securities to which transaction applies:

 2) Aggregate number of securities to which transaction applies:

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 4) Proposed maximum aggregate value of transaction:

 5) Total fee paid:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1) Amount Previously Paid:

 2) Form, Schedule or Registration Statement No.:

 3) Filing Party:

 4) Date Filed:

                                   1

          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
                1300 Minnesota World Trade Center
                       30 East 7th Street
                   St. Paul, Minnesota  55101

                        CONSENT STATEMENT

         For Amendments to Limited Partnership Agreement
          to Permit Reinvestment of Sales Proceeds and
                Change Unit Repurchase Provisions

    THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT SEPTEMBER 8, 1997. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE OCTOBER 31, 1997.

     AEI Fund Management XVI, Inc., the Managing General Partner of AEI Real Estate Fund XVI Limited Partnership (the "Fund"), and Robert P. Johnson, the Individual General Partner of the Fund
(together, the "General Partners") are recommending the following two amendments (the "Amendments") to the Fund's Limited Partnership Agreement (the "Partnership Agreement"):

  (a) An amendment to change Section 5.4 of the Partnership Agreement (the "Reinvestment Amendment") so that, at any time prior to the final liquidation of the Fund, the proceeds from sales of Fund properties can be reinvested in replacement net leased properties. The Partnership Agreement currently provides that proceeds from the sale of properties cannot be reinvested in new properties after November 6, 1997.

  (b) An amendment to Section 7.7 of the Partnership Agreement (the "Repurchase Amendment") altering the Unit repurchase provisions of the Partnership Agreement to allow repurchases to occur more frequently and to allow the Managing General Partner to establish a repurchase price that generally will be higher than the repurchase price fixed under the formula currently set forth in the Partnership Agreement, and to provide that repurchases will be made quarterly rather than once per year.

    The General Partners believe that it is important for the Fund to be able to take advantage of property sales, when available at attractive prices, without depleting the capital base of the Fund. Approval of the Reinvestment Amendment would allow the Managing General Partner to continue to reinvest Fund proceeds from the sale of properties in replacement properties until final liquidation of the Fund. Accordingly, THE GENERAL PARTNERS RECOMMEND A VOTE "FOR" THE PROPOSED REINVESTMENT AMENDMENT.

                                 2

    The General Partners also believe that the Fund's current formula for determining the purchase price of Units under Section 7.7 of the Partnership Agreement no longer reflects a Unit valuation that is closely related to market value, and that Investors should be permitted to present Units for repurchase more frequently than once
per  year.   Approval of the Repurchase Amendment would provide  an
alternate valuation formula that the General Partners believe more accurately reflects the pricing of Units in the secondary market. The provisions of Section 7.7, as proposed to be amended, will provide that Investors will be entitled to the price under the formula yielding the highest value. The amended provisions will also provide for quarterly repurchases of Units and, if approved, will be effective for repurchases starting in 1998. Accordingly, THE GENERAL PARTNERS RECOMMEND A VOTE "FOR" THE PROPOSED REPURCHASE AMENDMENT.

     THE PROPOSED AMENDMENTS WILL AFFECT YOUR INVESTMENT IN THE FUND IN A NUMBER OF WAYS AND INVOLVE A NUMBER OF RISKS, INCLUDING THE
FOLLOWING:

Reinvestment Amendment:

              If the Reinvestment Amendment is approved, cash from sales of properties which occur after November 6, 1997 that would otherwise be available for distribution absent approval of the Amendment, may be reinvested until the liquidation of the Fund. There can be no assurance that any properties in which proceeds are reinvested if the Amendment is approved will generate enough cash flow to support distributions in excess of what an Investor would receive from an alternative investment outside the Fund if such proceeds were distributed to Investors. See "Summary Risks of the Amendments Reinvestment Amendment Deferred Cash Distributions."

                The continuing reinvestments permitted by the Reinvestment Amendment may make it more difficult to sell the Fund's properties within the originally intended life of the Fund and therefore cause extension of life of the Fund. See "Summary Risks of the Amendments Reinvestment Amendment Risk of Extension of Fund Life."

           The interests of the General Partners in approval of the Reinvestment Amendment conflict with the interests of Investors because if Fund proceeds are reinvested, the General Partners will receive more aggregate reimbursements (but not necessarily profits) from the Fund, and may have a greater opportunity to reach a distribution level that results in payment of a promotional interest to the General Partners than they would have if Fund proceeds were not reinvested. See "Summary Risks of the Amendments Reinvestment Amendment General Partner Conflicts of Interest."

                                     3

           If the Reinvestment Amendment is approved, Fund proceeds will be reinvested in additional triple net leased commercial properties that are subject to many of the same risks of nonperformance, (including risks related to changing market values, tenant defaults and difficulty of resale, among others) as the original properties. See "Summary Risks of the Amendments Reinvestment Amendment Real Estate Risks on Reinvestment."

              Investors will not be able to review in advance the properties in which proceeds are reinvested. See "Summary Risks of the Amendments Reinvestment Amendment Undesignated Properties."

Repurchase Amendment:

 The Fund is not required to repurchase Units in excess of 5% of the Units outstanding in any year, and is not required to repurchase Units if doing so would impair the Funds ability to continue
operations.    The  Repurchase  Amendment  will  not  alter   these
limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases.
See      "Summary Risks      of      the      Amendments Repurchase
Amendment Limitations on Repurchases."

  Although the General Partners believe that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. See "Summary Risks of the Amendments Repurchase Amendment Valuation of Units."

            The Fund will repurchase Units out of capital available for distribution and the Partnership interests represented by the repurchased Units will effectively be allocated among, and will increase the percentage interests of, remaining partners. To the extent that the amendment causes more Units to be repurchased, it may, in the short-term, decrease the amount of distributions to Investors.

INVESTORS WILL NOT HAVE APPRAISAL OR DISSENTERS RIGHTS AND
THEREFORE WILL NOT HAVE THE RIGHT TO REQUIRE THE FUND TO PAY THEM
THE VALUE OF THEIR UNITS OF LIMITED PARTNER INTEREST IF THEY
DISAGREE WITH THE PROPOSED AMENDMENTS.

                                    4

                             SUMMARY

The following summary is qualified by the more detailed discussion set forth herein.

The Amendments

  The General Partners are proposing an amendment to Section 5.4 of the Partnership Agreement. This Amendment will eliminate the requirement that the Fund distribute all proceeds from sale of properties and allow reinvestment of such proceeds until final liquidation of the Fund. Even if the Amendment is approved, however, most, if not all, gain from sales activity would continue to be distributed to Investors.

   The General Partners are also proposing an amendment to Section
7.7 of the Partnership Agreement. This Amendment will provide an alternative formula for valuation of Units of limited partner interest in the Fund for purposes of the Partnership Agreement's Unit repurchase provisions. The Amendment is intended to increase the repurchase price over the existing formula, but the existing formula will remain as an alternative, and Investors will be entitled to the higher price yielded by either formula. The Amendment will also increase the frequency of presentment opportunities from once per year to quarterly, commencing in calendar 1998.

Reasons for the Amendments

   The Fund may sell properties prior to final liquidation of the Fund due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although the General Partners cannot guarantee returns, they believe that the Fund can generate favorable returns to Investors through the acquisition of additional properties that can be resold. They believe that the Fund should be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.

   The General Partners believe that the current formula for determining the purchase price of Units under Section 7.7 of the Partnership Agreement no longer reflects a Unit valuation that closely approximates market value. They believe that the proposed new formula provides an alternate valuation that more accurately reflects the pricing of Units in the secondary market. The provisions of Section 7.7, as proposed to be amended, will provide that the formula yielding the highest value will control. In addition, the new provisions will provide for the repurchase of Units quarterly rather than once per year, thus increasing, to a limited extent, the liquidity of an investment in the Units.

                                  5

Risks of the Amendments

   The Amendments will present several risks, including the following:

  Reinvestment Amendment:

   1. Deferred Cash Distributions. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Fund (if the General Partners determine, in their discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties (subject to a continuing obligation to distribute to Investors cash proceeds adequate to pay the income tax liability generated by sales of property). The distribution of cash that is reinvested will be delayed until the Fund is finally liquidated. There can be no assurance that properties in which proceeds will be reinvested if the Reinvestment Amendment is approved will generate periodic distributions in excess of the return that could be obtained by Investors on an alternative investment of distributed proceeds, or that such properties will eventually be sold at a gain.

   2. Risk of Extension of Fund Life. The General Partners intend to reinvest sales proceeds in new properties that could be sold again within a few years. The Reinvestment Amendment could render more difficult the final sale of properties within the original intended life of the Fund. The General Partners intend to commence liquidation of the Fund by the year 2001, although the sale of any particular property may be delayed based on market and other conditions. The Reinvestment Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Partnership Agreement provides that the Fund must be liquidated, in any event, by the year 2036 (an arbitrary date).

   3. Real Estate Risks on Reinvestment. Proceeds will be reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property and the distribution of cash to Investors may be delayed or the disposition may result in a loss, or both. The value of properties in which the Fund will invest will be affected by the financial condition of the tenant. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property or may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time.

   4. Undesignated Properties. Investors will not be able to review in advance the properties in which proceeds would be reinvested.

                                    6

   5. General Partner Conflicts of Interest. The interests of the General Partners in proposing the Reinvestment Amendment conflict with those of the Investors because the General Partners will receive more reimbursements from the Fund if proceeds are reinvested than they will if proceeds were not reinvested. The Managing General Partner will be reimbursed for the costs it incurs, including costs of its personnel, in reinvesting the proceeds and managing the properties in which the proceeds are reinvested. Such reimbursements will include the salaries of personnel of the Managing General Partner for the time they spend on such activities, plus a small portion (based on hours of employees spent on Fund activities and the assets of the Fund as compared to all real estate funds the General Partners manage) of other overhead, such as rental expense, of the Managing General Partner. Reimbursements to the General Partners for expenses incurred have averaged approximately $213,000 per year during the past two years and aggregated approximately $665,000 during the three years ended December 31, 1996. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.

   Repurchase Amendment:

   1. Limitation on Repurchases. The Fund is not required to repurchase in any calendar year Units aggregating in excess of 5% of the Units outstanding in such year, and is not required to repurchase Units if doing so would impair the Funds ability to continue operations. The Repurchase Amendment will not alter these limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases.

  2. Valuation of Units. Although the Fund's management believes that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. The repurchase price will be based on the value of the Fund's assets under the new formula, which will in turn be based on a number of factors that are somewhat judgmental. To the extent the General Partners overvalue the Units that are repurchased through such formula, the remaining Investors and the General Partners will be disadvantaged.

   3. Effects on Distributions. The Fund will repurchase Units out of capital available for distribution and the Partnership interests represented by the repurchased Units will effectively be allocated among, and will increase the percentage interests of, remaining partners. To the extent that the amendment causes more Units to be repurchased, it may, in the short-term, decrease the amount of distributions to Investors.

                                7

   General:

  No Appraisal Rights. Investors will not have appraisal or dissenters rights as a result of the Amendments. Accordingly, Investors that disagree with the Amendments will not have the right to require the Fund to pay out the value of their Units of limited partnership interest. Instead, the Amendments will be effective with respect to all Investors if approved by holders of a majority of the Units and a dissenting Investor would be required to find a different method of disposing of his or her units, such as through the Fund's repurchase plan, or to hold his or her units until liquidation of the Fund.


            REASONS FOR AND EFFECTS OF THE AMENDMENTS

Reinvestment Amendment

    General. If Investors approve the Reinvestment Amendment, the Fund will have the opportunity, upon the sale or other disposition of properties such as the properties described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the terms of the Partnership Agreement as amended  in  1992,  the  Net Proceeds of Sale  from  the  sale  of properties cannot be reinvested after November 6, 1997. By consenting to the Reinvestment Amendment, Investors would permit the Fund to acquire new properties with the Net Proceeds of Sale from the sale of the properties (net of any distributions to Investors) that occur prior to the final liquidation of the Fund.

   The Reinvestment Amendment is not intended to extend the life of
the  Fund.   The Prospectus pursuant to which the Units were  sold
indicated that the General Partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The Fund properties described below were acquired in 1987, 1988 and 1990 and it remains the intention of the General Partners to commence liquidation of the Fund, depending on market conditions and the benefits of continued ownership, by the year 2001.

    The Reinvestment Amendment is being proposed for a number of reasons, including the following:

               Without the Amendment, the Managing General Partner will be required to forgo all attractive proposals it receives to sell Fund properties if it desires to avoid depleting the Fund's capital base;

               If the Amendment is approved, the Fund will be able to (i) take advantage of any favorable purchase proposals that are presented, (ii) seek out such proposals when market conditions are favorable, and (iii) retain adequate capital in the Fund to work toward the Fund's investment objectives;

                                    8
                Without the Amendment, if a property is sold prior
      to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced;

                If the Amendment is approved, cash proceeds from the sale of a property may be reinvested in a new property and, subject to the same risks of real estate investment that were assumed when the Fund was formed, such new property could generate continuing cash flow from rents and potential gain on sale;

                 Without the Amendment, an Investor wishing to retain a similar investment in an AEI fund will be forced to purchase units in a new fund with distributed cash and to incur sales commissions and organization expense that will decrease his or her ability to obtain gain on that reinvestment;

                 If the Amendment is approved, no securities brokerage commissions or other organizational expense will be applied to the reinvestment in new properties of cash from sale of properties.

   The General Partners believe that the Fund can generate the most favorable returns to Investors only if the costs of forming the Fund, including commissions to sales agents, filing fees and professional costs, can be amortized over the intended life of the Fund. If a significant portion of the real property assets of the Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain, if any, for the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.

   The General Partners believe, based on recent investments in and resales of properties by other real estate funds affiliated with the General Partners, that the Fund can generate favorable returns through the investment of sale proceeds in newly constructed replacement properties that the Fund purchases at construction cost and resells within a few years. When a fund commits to purchase a property upon completion of construction it reduces the developer's refinancing risk and facilitates the construction of properties for operators, such as franchisees of restaurants, whose principal goal is not real estate capital appreciation. Because the property is purchased at construction cost, the risk of development and construction, for which the developer is normally compensated, inures to the benefit of the Fund_the market value of properties when purchased will normally exceed the cost of development. Because no securities brokerage commissions will be paid in connection with capital that is reinvested, the entire amount of reinvested proceeds can be applied to the purchase price and no additional organizational costs that will affect overall return will be incurred. No assurances can be given, however, that a new property acquired by the Fund will produce favorable rentals, that such rentals will not be interrupted by events outside the Managing General Partner's control, or that the market
value   of   any  properties  acquired  will  exceed  their   cost
immediately after acquisition or within the several years the Fund proposes to hold the properties.
                             9

   The Managing General Partner is currently evaluating a number of properties for acquisition. Affiliates of the General Partners
have  managed 13 public and 11 private real estate  funds.   As  a
result of their activity in the sale-leaseback marketplace, the General Partners have developed relationships with companies that, either directly or through their franchisees, have a continuing need for commercial real estate. The Managing General Partner will not be obligated to obtain the consent of Investors as to the type of property acquired if the Reinvestment Amendment is
approved.   Nevertheless, any property acquired will  comply  with
the investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple net lease in the franchise
restaurant  industry.   No  property will  be  acquired  from  the
General Partners or their affiliates.

    Sales of Properties. The Reinvestment Amendment is being proposed at this time to facilitate reinvestment of the net proceeds from possible sales of properties after November 6, 1997. Although much of the proceeds have been distributed, the Fund has retained some of the proceeds from the eight properties described below. The sales price and certain information about the gain generated by such sales is set forth below:

                      Applebee's      Applebee's   Jiffy  Lube  Jiffy Lube    Sizzler             Super 8
                    Charleston, SC   Columbia, SC  Dallas, TX   Garland, TX  Cincinnati, OH   Hot Springs, AK
Purchase date          11/19/87         5/6/88      12/10/87      12/10/87     1/30/90            4/11/88

Percentage of Total(1)     100%         58.12%           25%           50%      30.81%                50%
Ownership Interest

Sale date              12/15/94        7/28/95      10/25/95      10/25/95     1/23/97            3/29/96

Sales price          $1,626,781     $1,018,031      $162,500      $325,000    $158,660           $680,000

Selling expenses         13,494         27,578         1,282         2,558       9,459             16,614

Basis(2)
Book                    921,762        552,537       125,513       241,943     365,501            448,369
Tax                     935,628        568,603       128,325       248,096     367,890            464,919

Gain (loss)
Book                    691,525        437,916        35,705        80,499    (216,300)           215,017
Tax                     677,659        421,850        32,893        74,346    (218,689)           198,467

Tax gain (loss)
  per unit                   47             29             2             5         (15)                14

                                 10

(1) The Fund owns partial interests in title to certain of the properties, as indicated. The remaining interest was purchased by an affiliated real estate fund managed by the General Partners.

(2) Purchase price less depreciation.

   The Fund purchased the Charleston Applebee's restaurant property in November 1987 and the Columbia property in May 1988. Both of the Applebee's were newly constructed properties purchased upon completion of construction and leased under 20-year triple net leases to Apple South, Inc. simultaneous with the purchases. Each of the leases included an option to Apple South, Inc. to purchase the properties commencing in the seventh lease year at a price equal to the greater of fair market value or an increase of 5% per
year   over  the  original  purchase  price.   Apple  South,  Inc.
exercised the option with respect to both properties in 1995. The sale price listed in the table above represents the contractual purchase price based on the 5% escalation.

   The two Jiffy Lube auto care centers listed above were purchased by the Fund in December 1987 and leased, under a 20 year triple-net lease, to Jiffy Lube International of Maryland, Inc. Although the lease did not specifically provide a repurchase option to the lessee, the Fund negotiated and completed a sale of these properties to the lessee in October 1995.

    The Super 8 Motel was purchased by the Fund in April 1988 and simultaneously leased to Motel Developers, Inc.. The lease included an option to purchase the property, which was exercised by the lessee in July 1995. Although the sale closed in March 1996, a portion of the gain on sale was recognized in 1995 based on receipt in that year of nonrefundable deposits in connection with the sale.

   The Sizzler Restaurant was purchased by the Fund in January 1990
and  simultaneously  leased  to Triple  S  Restaurants,  Inc.   In
January 1994, the restaurant was closed and listed for re-lease or
sale.   In  December  1996, the Fund accepted  an  offer  from  an unaffiliated party to purchase the property at a price below the Fund's basis. The offer was accepted after a review of the market
conditions   in  the  area  and  the  property  management   costs
associated with continuing to seek a new tenant for the property, and the sale was completed in January 1997.

    The Fund has distributed an aggregate of $1,755,800 ($ 122.85 per Unit) from the proceeds of these sales to cover the tax liability of partners generated by the gains on sale. These distributions of Net Proceeds on Sale, in the aggregate, reduced the Adjusted Capital Contributions of Investors by $122.85 per outstanding Unit.

                               11

    In January 1996, the Fund also received $406,892 of insurance proceeds, net of demolition and other costs, resulting from the destruction by fire of a restaurant property in Indianapolis, Indiana. These proceeds resulted in recognition of $88,207 of net gain by the Fund. The Fund currently does not intend to rebuild the property and has listed the land (which has a cost basis of $253,747) for sale.

   Properties Currently Held by the Fund. The Fund currently holds interests in 15 properties (excluding the land resulting from the fire in Indianapolis, Indiana) as summarized below:

        Property                          Acquisition Cost       Annual Rental
                                                                    Payments

Creative Years Early Learning Center,
   Houston, TX                              $   483,128          $    45,529
Grand Rapids Teachers Credit Union,
   Wyoming MI                                   626,239               32,370
Arby's Restaurant, Grand Rapids, MI             652,880               24,000
Fuddruckers Restaurant, Omaha, NE             1,151,543              145,081
Children's World Daycare Center, Sterling
   Heights, MI                                  729,486              105,117
Jiffy Lube Auto Care Center, Dallas, TX         154,891               21,822
JEMCARE (Arkansas Lane), Arlington, TX          450,475               41,796
Zapata's Cantina and Cafe, Waco, TX             674,285               29,752
J.T. McCord's Restaurant, Irving TX           1,147,333                  (1)
J.T. McCord's Restaurant, Mesquite TX           520,109               17,500
JEMCARE (Matlock Avenue), Arlington, TX         603,641               45,907
Cheddar's Restaurant, Indianapolis, IN          253,747                  (2)
Fuddruckers Restaurant, St. Louis, MO           761,053              92,164
Applebee's Restaurant, Slidell, LA              746,465             111,288
Applebee's Restaurant, Victoria, TX           1,335,555             151,110
Caribou Coffee, Atlanta, GA                   1,235,000             142,025
   Total                                    $11,525,830         $ 1,005,461

(1) This property is vacant and listed for sale or lease.
(2) This property was destroyed by fire and the vacant land is listed for sale.

    Effects of Amendment. In the event Investors approve the Reinvestment Amendment, the proceeds from the sale of the properties listed above will be reinvested in new properties. It would be the objective of the Fund to invest such proceeds in properties that generate rental payments of at least the same rate as the operating properties listed above. Accordingly, if such proceeds were successfully reinvested in this type of property, the rental revenues generated by the Fund would be increased.

                            12

    Interests of the General Partners. In accordance with, and subject to the limitations in, the Partnership Agreement, the General Partners will be reimbursed for any costs (including a proportionate amount of employee salary, benefit and overhead expense) they incur in completing any property acquisition and in connection with management of the property. Generally, costs are allocated to the Fund based on the daily time sheets of employees. The Managing General Partner establishes an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges  necessary  to  maintain the employee)  and  the  Fund  is charged for the amount of time spent by the employee on Fund activities multiplied by the time charge. If the Reinvestment Amendment is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through the Fund, and the scope of the Fund's operations, will be reduced and the Managing General Partner will have to deploy its employees in other activities. Such reduced operations can be expected to reduce the amount of reimbursements that the General Partners receive from the Fund. Reimbursements to the General Partners by the Fund for expenses incurred have averaged approximately $213,000 per year during the past two years and aggregated approximately over $665,000 during the three years ended December 31, 1996. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.

   Further, the General Partners receive more than 1% of Fund cash flow only to the extent the Fund has generated a 10% return to Investors, and share in sales proceeds only to the extent the Fund has paid cumulative distributions to Investors equal to their Adjusted Capital Contributions plus a 14% cumulative return. To the extent that proceeds are reinvested, the properties perform well, and these returns can be achieved, the General Partners may receive increased compensation.

Repurchase Amendment

    General. Over the period of time since the Fund was formed, a limited secondary market has developed for units of limited partnership interest in real estate limited partnerships like the Fund. Generally, this market is made by individuals and firms who match willing sellers with buyers by posting sale proposals (but not prices) and by maintaining a list of limited partner unitholders who are willing to sell from time to time. In most cases, these transactions are relatively time consuming and do not represent an active market for such units. Accordingly, they may not represent actual market value for the Units. In some cases, individuals acquire units of limited partnership interest with the intent to acquire control of partnerships for invested amounts significantly less than the liquidation value of the partnerships' properties and to then cause the liquidation of the partnerships at a profit to themselves.

                             13

   The development of this market has given Units held by Investors a potential market value that may be different from and, in some instances greater than, the Unit values currently established under the terms of the Unit repurchase provisions of Section 7.7 of the Partnership Agreement. It has also provided some liquidity of investment for holders of Units, because although purchases in the secondary market remain subject to restrictions under the terms of the Partnership Agreement (e.g., no more than 5% of the outstanding Units can change hands in any one year), sales are not subject to the relatively limited annual presentment period provided in the Partnership Agreement.

    In order to offer Investors the opportunity to present their Units to the Fund for repurchase more frequently, and at a price that may more closely reflect the prices available in the secondary market, the General Partners propose to amend Section
7.7 of the Partnership Agreement to provide an alternative valuation formula and to allow for quarterly presentment of Units for repurchase, rather than the current annual presentment period. The provisions of Section 7.7, as proposed to be amended, will provide that Investors will be entitled to the price under the formula yielding the highest value. Because of changes that must be made to the Partnership's information processing systems if the Amendment is approved, the Amendment will be effective commencing in calendar 1998 for Units tendered for repurchase during that year.

    Effects of Amendment. Although the General Partners believe that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. Moreover, the Fund is not required to repurchase in any calendar year Units aggregating in excess of 5% of the Units outstanding in such year, and is not required to repurchase Units if doing so would impair the Funds ability to continue operations. The Repurchase Amendment will not alter these limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases.

    Repurchases by the Fund, under either the existing or amended repurchase provisions, are made out of cash available for distribution and increase the percentage interests in income, gain, deduction and distributions of the Fund of remaining Investors, pro rata among such Investors based on their interests before the repurchases. Although the Repurchase Amendment does not allow the General Partners to establish a repurchase price that is below the purchase price currently available under the Partnership Agreement, it does allow the General Partners to establish a repurchase price that is higher. To the extent that the repurchase price established by the General Partners exceeds the actual economic value (a theoretical value) of the Units that are repurchased, the overall economic value afforded the General Partners and the remaining Investors by their interest in the Fund will be diminished. The General Partners believe that the current

                          14
formula establishes a price that is generally below the actual value of the Units and that the price established by matching services is also below the actual value. Accordingly, the General Partners believe that the Repurchase Amendment will allow repurchases at a higher price, thereby benefiting both withdrawing and remaining Investors.

                          VOTING UNITS

    Voting by Investors with respect to an amendment of the Partnership Agreement is based upon ownership of Fund Units ("Voting Units"). As of September 1, 1997, there were 13,954.7 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.

    To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units, including Voting Units owned by the General Partners. The Managing General Partner holds 10 Units as a limited partner, the Individual General Partner holds six units as a limited partner,and an affiliated corporation of the General Partners holds two units as a limited partner, in the Fund. No other affiliate of the General Partners holds any interest as a limited partner in the Fund.

   In order for the proposed Amendment to be adopted, a majority of the Voting Units must be voted in favor of the Amendment.

                      PROCEDURES FOR VOTING

    Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Fund. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed
Amendment.   IF ANY INVESTOR RETURNS A CONSENT FORM DULY SIGNED
WITHOUT CHECKING ANY BOX, HE/SHE WILL BE DEEMED TO HAVE VOTED  FOR
THE AMENDMENT.

   An Investor who votes against, or abstains with respect to, the Amendments does not have appraisal or similar rights under Minnesota law.

   The Managing General Partner has fixed the close of business on September 1, 1997 as the record date for the determination of the Investors entitled to vote on the proposed Amendment, the close of business on October 31, 1997 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted, and November 3, 1997 as the date on which the consents are to be counted. An Investor may revoke his/her or its consent at any time prior to October 31, 1997, provided written revocation is received by the Managing General Partner prior to that date.

    The cost of solicitation of consents of the Investors will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement is being first mailed to Investors on or about September 8, 1997. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.
                               15

                   INCORPORATION BY REFERENCE

   The information included in the Fund's Annual Report on Form 10-KSB for the year ended December 31, 1996, the quarter report on Form 10-QSB for the quarter ended June 30, 1997, and current report on Form 8-K dated August 28, 1997 are hereby incorporated by reference. Copies of such Reports are being delivered to each Investor with this Consent Statement.

                               BY ORDER OF THE BOARD OF DIRECTORS
                               OF AEI FUND MANAGEMENT XVI, INC.

                               Robert P. Johnson, President


                                   17

                           Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND XVI


       Changes in the existing provisions of the Partnership Agreement that would be made by the proposed Reinvestment Amendment and the proposed Repurchase Amendment are shown below. Existing provisions proposed to be omitted are lined through and enclosed in brackets. New Provisions are printed in bold type. Only the portion of Section 5.4 that will be changed by the Reinvestment Amendment is shown. If approved, the Reinvestment Amendment will be effective immediately, while the Repurchase Amendment will be effective for Units tendered in calendar 1998 and after.

                     REINVESTMENT AMENDMENT

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

      5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 120 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated,] THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE FUND TO BEING LIQUIDATION OF THE FUND; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at the lesser of (i) a 40% rate on ordinary income and a 16% rate on capital gain income or (ii) the maximum marginal rates then in effect) created as a result of such transaction.


                                 18

                      REPURCHASE AMENDMENT

         SECTION 7.7 RIGHT TO PRESENT UNITS FOR PURCHASE

      7.7 Right to Present Units for Purchase. (a) [Beginning in calendar year 1988,] Each Limited Partner shall have the right, subject to the provisions of this Section 7.7, to present SUCH PARTNER'S Units to the Partnership for purchase by submitting to the Managing General Partner [written] notice [(postmarked after July 1 but before October 1 of such year)] ON A FORM SUPPLIED BY THE PARTNERHSIP (A "REDEMPTION NOTICE") specifying the number of Units he OR SHE wishes repurchased. THE MANAGING GENERAL PARTNER SHALL ESTABLISH ON EACH OF JANUARY 1, APRIL 1, JULY 1, AND OCTOBER 1 OF EACH YEAR (THE "PRICING DATES"), AND SHALL MAKE AVAILABLE TO LIMITED PARTNERS UPON REQUEST, A REPURCHASE PRICE (THE "REPURCHASE PRICE") FOR UNITS, DETERMINED IN ACCORDANCE WITH THE FORMULA SET FORTH BELOW, THAT SHALL APPLY TO ALL UNITS TENDERED FOR REPURCHASE
DURING THE CALENDAR QUARTER FOLLOWING SUCH PRICING DATE.   [On
November 1 of each year,] SUBJECT TO THE LIMITATIONS SET FORTH BELOW, the Managing General Partner shall cause the Partnership to purchase on JANUARY 1, APRIL 1, JULY 1, and OCTOBER 1 OF EACH YEAR (A "REPURCHASE DATE"), AT A REPURCHASE PRICE EQUAL TO THE
REPURCHASE PRICE ESTABLISHED  FOR  THE  QUARTER   IN WHICH   THE
REDEMPTION NOTICE WAS RECEIVED BY THE PARTNERSHIP, the Units of Limited Partners [who have tendered their Units to the Partnership] FROM WHICH THE PARTNERSHIP HAS RECEIVED A NOTICE OF REDEMPTION AT LEAST SIXTY DAYS PRIOR TO SUCH REPUUCHASE DATE. [For purchases in 1992 and each year thereafter,] The Repurchase Price shall be equal to [the tendering Limited Partner's Adjusted Capital Contribution on October 1 of the year of purchase multiplied by seventy-five percent (75%) for purchases in calendar year 1988 and ninety percent (90%) for purchases in calendar year 1989. For purchases in 1990 and in each year thereafter, the purchase price shall be equal to] THE GREATER OF (i) NINETY PERCENT (90%) OF THE NET VALUE OF THE PARTNERSHIP'S ASSETS ON THE PRICING DATE DIVIDED BY THE NUMBER OF UNITS OUTSTANDING ON SUCH PRICING DATE, OR (ii) one hundred percent (100%) of the tendering Limited Partner's Adjusted Capital Contribution on [October 1,] SUCH PRICING DATE, less fifty percent (50%) of all Net Cash Flow previously distributed to such Limited Partner throughout the term of the Partnership. The Partnership will not be obligated to purchase in any year more than five percent (5%) of the total number of Units outstanding on January 1 of such year. In the event requests for purchase of Units received in any given year exceed the five percent (5%) limitation, the Units to be purchased will be determined based on the postmark date of the written notice of Limited Partners tendering Units. THE MANAGING GENERAL PARTNER MAY SUSPEND REPURCHASES DURING ANY PERIOD AFTER THE PARTNERSHIP HAS DISTRIBUTED NET PROCEEDS OF SALE AND DURING WHICH THE MANAGING GENERAL PARTNER REASONABLY BELIEVES THAT THE REPURCHASE PRICE DOES NOT APPROPRIATELY REFLECT THE NET VALUE OF THE PARTNERSHIP'S REMAINING ASSETS LESS LIABILITES. Any Units tendered but not selected for purchase in any given year will be considered for purchase in subsequent years only if the Limited Partner retenders his OR HER Units. In no event shall the Partnership be obligated to purchase Units if, in the sole discretion of the Managing General Partner, such purchase would impair the capital or operation of the Partnership.
                                 19

            (b)   For  purposes  of all calculations  pursuant  to
Article V of this agreement, any Net Cash Flow or Net Proceeds of Sale used to repurchase Units or to repay borrowings that were used to repurchase Units shall be deemed distributed to the remaining Limited Partners pro rata based on the ratio of the number of Units owned to all Units outstanding after such
repurchase.    FOR  PURPOSES OF THE FORMULA IN SUBSECTION  (a)(ii)
ABOVE, "NET VALUE" MEANS THE AGGREGATE VALUE OF THE PARTNERSHIP'S ASSETS LESS THE PARTNERSHIP'S LIABILITIES AND LESS THE MANAGING GENERAL PARTNER'S REASONABLE ESTIMATE OF DISTRIBUTIONS OF NET PROCEEDS OF SALE FOR THE PERIOD AFTER THE PRICING DATE BUT BEFORE THE REPURCHASE DATE, AS DETERMINED BY THE MANAGING GENERAL PARTNER, AFTER TAKING INTO ACCOUNT (i) THEe PRESENT VALUE OF FUTURE NET CASH FLOW FROM RENTAL INCOME ON THE FUND'S PROPERTIES, (ii) THE PRICE AT WHICH UNITS OF THE PARTNERSHIP HAVE BEEN PURCHASED,
AND  (iii)  SUCH  OTHER  FACTORS  AS  THE  GENERAL  PARTNERS  DEEM
RELEVANT.

                                 20

 IMPORTANT                                               IMPORTANT

          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
                   CONSENT OF LIMITED PARTNERS
             This consent is solicited by the Board
         of Directors of AEI Fund Management XVI, Inc.,
                  The Managing General Partner

       The undersigned, a Limited Partner of AEI Real Estate Fund XVI Limited Partnership (the "Fund"), hereby consents (unless otherwise directed below) to the proposals identified below to adopt (i) an Amendment to Section 5.4 of the Limited Partnership Agreement (the "Partnership Agreement") of the Fund (the "Reinvestment Amendment"), and (ii) an Amendment to Section 7.7 of the Partnership Agreement (the "Repurchase Amendment"), as more fully described in the accompanying Consent Statement (together, the "Amendments"). By voting for the Amendments, or either of them, the undersigned hereby appoints AEI Fund Management XVI, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence either Amendment to the Partnership Agreement and any corresponding Amendment to the Fund's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on October 31, 1997.

      1. Adoption of the Reinvestment Amendment to Section 5.4 of the Partnership Agreement

     FOR    [  ]           AGAINST   [  ]         ABSTAIN    [  ]

       2. Adoption of the Repurchase Amendment to Section 7.7 of the Partnership Agreement


      FOR   [  ]           AGAINST   [  ]         ABSTAIN    [  ]

       The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the an Amendment if no box is checked.

       Please sign exactly as your name appears below. When Fund Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:                                     , 1997


Signature                                 (if held jointly)
                                   21